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                                                                      EXHIBIT 21


                           JONES MEIDA NETWORKS, LTD.

                              LIST OF SUBSIDIARIES

     All of the companies listed below are Colorado corporations, unless otherwise indicated.


Great American Country, Inc.
JPN, Inc.
Jones Audio Services, Inc.
Jones Direct, Ltd.
Jones Broadcast Programming, Inc.
Jones Earth Segment, Inc.
Jones Galactic Radio, Inc.
Jones Galactic Radio Partners, Inc.
Jones Infomercial Networks, Inc.
Jones Infomercial Network Ventures, Inc.
Jones Infomercials International, Ltd.
Jones MAI Radio, Inc.
Jones MatchMedia, Inc.
Jones/Owens Radio Programming LLC
Jones Radio Holdings, Inc.
Jones Radio Network, Inc.
Jones Radio Network Ventures, Inc.
Jones Space Holdings, Inc.
Jones MediaAmerica, Inc., a New York corporation
Product Information Network Venture, a Colorado joint venture